As filed with the Securities and Exchange Commission on March 18, 1997

                                                     FORM S-8

                        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                               WIZ TECHNOLOGY, INC.

                        (Exact name of registrant as specified in its charter)


            Nevada                                                   33-0560855
(State or other jurisdiction of                       (I.R.S. Employer Identifi-
 incorporation or organization)                             cation Number)



                   32951 Calle Perfecto, San Juan Capistrano, California 92675 (Address of Principal Executive Offices) (Zip Code)


                                        1992 Stock Option Plan, as amended
                                        Stock Compensation Plan, as amended
                                            Non-Qualified Stock Options
                                             (Full Title of the plans)



               Mar Jeanne Tendler, Chief Executive Officer, WIZ Technology, Inc.
                 32951 Calle Perfecto, San Juan Capistrano, California  92675
                                      (Name and address of agent for service)


                                                  (714) 443-3000
              (Telephone number, including area code, of agent for service)


                                          CALCULATION OF REGISTRATION FEE



    Proposed
   securities             Proposed                                           maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered             registered           price per unit                 price              registration fee

Common Stock(1)            3,800,000              $.90625  (2)                $3,443,750             $1,043.56


Notes included on Page 2

(1) Includes up to 1,200,000 shares issuable upon exercise of employee stock options and includes reoffers of such shares; 500,000 shares issuable under the Stock Compensation Plan and reoffers of such shares; and 2,100,000 shares issuable upon exercise of non-qualifed stock options and reoffers of such shares. Does not include any shares registered on Form S-8, File No. 33-62880.

(2) The registration fee is based upon the average of the closing bid and price of the common stock as reflected on the Electronic Bulletin Board on March 14, 1997.

       In the event any options outstanding lapse or are forfeited pursuant to the 1992 Stock Option Plan (the "Plan"), the options and shares related thereto would again be available for issuance and sale pursuant to this registration statement under the Plan.

                                                    PROSPECTUS





                                               WIZ TECHNOLOGY, INC.



                                      Up to 3,800,000 Shares of Common Stock
               Including shares Receivable by Directors and Officers and Other Under the 1992 Stock Option Plan, Stock Compensation Plan and Non-Qualified
      Stock Options and Reoffered by Means of this Prospectus

       Selling shareholders will offer their shares on the Electronic Bulletin Board or on a national securities exchange or NASDAQ if the common stock is then listed on an exchange or NASDAQ. Selling shareholders listed herein are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

       Pursuant to Rule 429, this prospectus also relates to a registration statement on Form S-8, File No. 33-62880.

                                               AVAILABLE INFORMATION

       Wiz Technology, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 150 Causeway Street, Boston, Massachusetts 02114, 1375 Peachtree Street N.E., Suite 788, Atlanta, Georgia 30367, 411 West Seventh Street, 8th Floor, Fort Worth, Texas 76102, 410 Seventeenth Street, Suite 700, Denver, Colorado 80202, 600 Arch Street, Room 2204, Federal Building, Philadelphia, Pennsylvania 19106, 7 World Trade Center, New York, New York 10048, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648, and Everett McKinley Dirksen Building, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

                                               SELLING STOCKHOLDERS

       The following table sets forth information regarding the beneficial ownership of common stock owned by each officer and director of the Company and other persons selling common stock pursuant to this Prospectus and all officers and directors of the Company as a group selling common stock pursuant to this Prospectus as of February 28, 1997 and after giving effect to the sale of common stock pursuant to this Prospectus. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned. The following list does not include non-affiliates.




                                                       Before Offering                   After Offering
         Name and Address                         Number                             Number
      of Beneficial Owner(1)                     of Shares         Percent          of Shares          Percent
Mar-Jeanne Tendler                             2,078,000(2)(3)(4)      21.1%       1,278,000(3)           13.0%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Arthur S. Tendler                              1,972,100(2)(4)         20.0%          1,172,800           12.0%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Bruce Allen Gilgen                             1,665,000(4)            17.0%            890,000            9.0%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Richard Nance                                      20,000 (5)             *                                *
San Juan Capistrano, CA 92675

All officers and directors
as a group (4 persons)                         5,735,800(2)(3)(4)(5)   58.1%          3,340,800           34.0%

* less than 1%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
(2) Mar-Jeanne and Arthur Tendler, husband and wife, disclaim beneficial ownership of the shares held by the other.
(3) Includes 13,000 shares held by Mar-Jeanne Tendler as trustee for minor relatives.
(4) Includes 800,000 shares issuable upon exercise of options by each of Mr. and Mrs. Tendler and 775,000 shares issuable upon exercise by Mr. Gilgen.
(5)   Includes 20,000 shares issuable upon exercise of options held by Mr.Nance.
                                      INFORMATION WITH RESPECT TO THE COMPANY

     This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended July 31, 1996 and its Quarterly Report on Form 10-QSB for the quarter ended January 31, 1997. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 32951 Calle Perfecto, San Juan Capistrano, California 92675, telephone (714) 443-3000.

                                                  INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                                     PART II


Item 3.    Incorporation of Documents by Reference.

           The Registrant incorporates the following documents by reference in the registration statement:

           (a) The Company's Annual Report on Form 10-KSB for the year ended July 31, 1996 and its Quarterly Report on Form 10-QSB for the quarter ended Janaury 31, 1997.

           (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

           (c) A description of securities is incorporated by reference from the Registrant's Registration Statement on Form 10-SB, File No. 0-20910.

           All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.    Interests of Named Experts and Counsel

           The principal of Hand & Hand, Jehu Hand, who has provided an opinion regarding the legality of the securities registered hereby, may be issued shares under this registration statement.

Item 6.    Indemnification of Officers and Directors

           The Company's Bylaws and the Nevada General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

           The Company's Articles of Incorporation further provides that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director or officer of the corporation for acts or omissions prior to such repeal or modification.

Item 7.    Exemption from Registration Claimed

           Not applicable.

Item 8.    Exhibits

           3.      Exhibits

                   3.1.  Articles of Incorporation(2)
                   3.2   Bylaws(2)
                   3.3 Certificate of Amendment to Articles of Incorporation changing name of registrant to
                         "WIZ Technology, Inc."(1)

           4.      Instruments defining rights of holders, including indentures.

                   4.1 Warrant Agreement between the Company and Strasbourger Pearson
                         Tulcin Wolff(1)

           5.      Opinion of Hand & Hand, Consent included.  (9)

           10.     Material Contracts

                   10.1  1992 Stock Option Plan, as amended(2)
                   10.2 Form of Stock Option Agreements with Mar-Jeanne Tendler, Arthur S. Tendler and Bruce
                         Allen "Gil" Gilgen with Schedule of details,
                   as revised.(5)
                   10.3 Demand Promissory Note in favor of Elaine & Gerson Lacoff(2) 10.5 Consulting Agreement with Dale Kostman (1)
                   10.7 Employment Agreement between the Company and Arthur S. Tendler(1) 10.8 Employment Agreement between the Company and Mar-Jeanne Tendler(1) 10.9 Employment Agreement between the Company and Bruce Allen Gilgen(1) 10.10 Registration rights agreements and schedule of beneficiaries(1) 10.12 Consulting Agreement between the Company and Strasbourger Pearson Tulcin Wolff(1) 10.13 Promissory Note from Company in favor of Mar-Jeanne and Arthur Tendler(1) 10.14 Extension and amendment of Promissory Note from Company in favor of Mar-Jeanne and
                         Arthur Tendler(1)
                   10.15 Lease for the Company's executive offices(3)
                   10.16 Consulting Agreement between the Company and Stuart Wertzberger(3) 10.17 Trust Agreement between Stuart Wertzberger and the Company(3) 10.19 Consulting Agreement between the Company and Jensen Consultants, Inc.(4) 10.20 Promissory note from Arthur Tendler dated July 31, 1995(4)
                   10.21 Form of Convertible Promissory Notes and schedule of details(4) 10.22 Software Development and License Agreement between the Company and Digital Systems
                         Research, Inc. dated March 8, 1996(6)(P)
                   10.23 Employment Agreement with Gary Wolfe(6)(P)
                   10.24 Covenant Not-to-Compete(6)
                   10.25 Form of Non-qualified Option Agreements with Mar-Jeanne
                          Tendler, Arthur S. Tendler
                       and Bruce Allen "Gil" Gilgen with schedule of details.(9)

                   16.   Letter on change in certifying  accountant
                         16.1 Letter from  Corbin &  Wertz(4)
                        16.2  Letter  from  Coopers & Lybrand  L.L.P.(7)
                        16.3 Letter from Grant Thornton LLP  (8)

           21.     Subsidiaries of the small business issuer(6)

           23.     Consents of Experts and Counsel

                   23.1 Consent of Cacciamatta  Accounting  Corporation(9)
                   23.2 Consent of Hand & Hand included in Exhibit 5.

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, filed on November
         1, 1993
(2) Incorporated by reference to the Company's Registration Statement on Form 10-SB, File No. 0-20910 (the
         "Form 10")
(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended July 31.
         1994.
(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended July 31, 1995.
(5) Incorporated by reference to the Company's Current Report on Form 8-K dated March 12, 1996.
(6)      Incorporated by reference to the Company's Registration Statement on
           Form S-3, file no. 333-6423, filed
         on June 20, 1996.
(7) Incorporated by reference to the Company's Current Report on Form 8-K dated August 21, 1996.
(8) Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 1996.
(9)      Filed herewith.

         All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

Item 9.         Undertakings

           (a)      The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)     To include any prospectus required by
                                 section 10(a)(3) of the Securities Act
                                    of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
                    Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            (i)     Insofar as indemnification for liabilities
arising under the Securities Act of
                                    1933 may be permitted to directors, officers
 and controlling persons of the
                                    registrant pursuant to the foregoing
 provisions, or otherwise, the registrant has
                                    been advised that in the opinion of the
 Securities and Exchange Commission
                                    such indemnification is against public
policy as expressed in the Act and is,
                                    therefore, unenforceable.  In the event tha
 a claim for indemnification against
                                    such liabilities (other than the payment by
the registrant in the successful
                                    defense of any action, suit or proceeding)
 is asserted by such director, officer
                                    or controlling person in connection with the
 securities being registered, the
                                    registrant will, unless in the opinion of
its counsel that matter has been settled
                                    by controlling precedent, submit to a court
of appropriate jurisdiction the
                                    question whether such indemnification by it
 is against public policy as
                                    expressed in the Act and will be governed by
 the final adjudication of such
                                    issue.

                                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Juan Capistrano, California, on March 14, 1997.


                              WIZ TECHNOLOGY, INC.



                                                    By:   /s/ Mar Jeanne Tendler
                                                          Mar Jeanne Tendler
                                                         Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on March 14, 1997.




      /s/ Mar Jeanne Tendler                        Chief Executive Officer
      Mar Jeanne Tendler               (principal executive officer)and Director



      /s/ Arthur Tendler                            President and Director
      Arthur Tendler



      /s/ Bruce Allen Gilgen               Executive Vice President and Director
      Bruce Allen Gilgen



      /s/ Richard Nance            Chief Financial Officer (principal accounting
      Richard Nance                            and financial officer)